CONFIDENTIAL

Exhibit 10.42

DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective this 26th day of August, 2009 (“Effective Date”) by and between Elliptical Mobile Solutions, LLC, a limited liability company duly organized under the laws of Arizona, (hereinafter “EMS”), and Dot VN, Inc., a corporation duly organized under the laws of the State of Delaware (hereinafter “DOT VN”).

WHEREAS, EMS manufactures and markets certain products and desires to increase the sales of such products;

WHEREAS, DOT VN desires to promote and sell such product; and

WHEREAS, EMS is willing to appoint DOT VN and DOT VN is willing to accept such appointment as distributor of EMS’ products in the territory defined herein;

NOW, THEREFORE, in light of the mutual promises and covenants hereinafter set forth and for consideration the sufficiency and receipt of which is hereby acknowledged, the parties agree to as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

1.1 Products.  “Products” shall mean those products described in Exhibit A attached hereto and incorporated herein, as amended by EMS from time to time.  EMS shall give DOT VN thirty (30) days written notice of such Amendment.

1.2 Territory.  “Territory” shall mean a non-exclusive right to distribute in Asia and an exclusive right to distribute in Vietnam. DOT VN has exclusive rights only to Vietnam subject to the requirements of Article 2.1.

1.3 Dot VN List Price.  “Dot VN List Price” shall mean the prices then being quoted from time to time by EMS for sales of Products to DOT VN. Dot VN List Price does not include transportation, customs duties, tariffs, taxes, fees or other charges which may be imposed on the importation, handling, transportation, purchase, use or sale of Products. The current DotVN List Price can be found in Exhibit A.

1.4 DOT VN Information. “DOT VN Information” shall mean all information, other than information in published form or expressly designated by DOT VN as non-confidential, which is directly or indirectly disclosed to EMS, regardless of the form in which it is disclosed, relating in any way to DOT VN’s markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, or business in general.

1.5 EMS Information. “EMS Information” shall mean all information, other than information in published form or expressly designated by EMS as non-confidential, which is directly or indirectly disclosed to DOT VN or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to EMS’ markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, or business in general.

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1.6 Brand(s). “Brands” shall mean all names, logotypes and trademarks held by EMS licensed to DOT VN exclusively for the purpose of selling and promoting the Products.

ARTICLE 2
APPOINTMENT

2.1 Scope.  EMS hereby appoints DOT VN, and DOT VN hereby accepts appointment, as EMS’ distributor during the term of this Agreement with the right to sell or otherwise distribute Products in the Territory, under EMS’ name, logotypes and trademarks, or such other name as may be agreed to in writing by the Parties, subject to all the terms and conditions of this Agreement. Subject to the provisions of paragraph 2.2, such  right to distribution shall be exclusive as to Vietnam (only) (“Exclusivity Right”), and shall be effective for a period of eighteen months (18) months from the Effective Date, provided, however that the sales quotas (the “Quotas”) set forth in Exhibit B are met by DOT VN.  Upon the satisfaction of the Quotas, the Exclusivity Right shall be extended in accordance with the schedule attached hereto as Exhibit B.  EMS shall not appoint any person or entity other than DOT VN as its distributor, representative or agent for Products in Vietnam. EMS shall not sell, transfer, license or otherwise make available Product to any person or entity other than DOT VN in Vietnam. The Quotas shall be subject to a good faith review by both parties every year. If the Quotas are not met in any particular year, the Exclusivity Right shall terminate and EMS shall have the right to appoint other distribution agents in and/or market and sell the Products directly into Vietnam.

2.2 Equipment Licensure.   It is acknowledged that Products cannot be sold in Vietnam until the requisite equipment licenses are granted.   Therefore, the applicable time periods governing the Exclusivity Rights and Quotas during the initial year of this Agreement shall be tolled up to and including the date the requisite licenses are granted by Vietnam’s Ministry of Information and Communications or such other government agencies as applicable, but in no event shall the time periods be tolled for a period greater than 12 months.   DOT VN shall dilligently apply for the requisite licenses.

2.3   Test Unit.   When requested, EMS shall loan DOT VN units of the Products for testing or marketing in Vietnam for such time as is reasonably required to demonstrate the unit for sale.   DOT VN will  pay all reasonably costs associated with testing the unit, including transportation, insurance, test personnel and installation.

2.4 Inquiries. Any inquiry or order received directly or indirectly by EMS concerning potential sales of Product to be deployed in Vietnam shall be promptly referred to DOT VN. DOT VN may not market, resell or distribute Products outside the Territory, and shall promptly contact EMS regarding all inquiries and referrals received by DOT VN regarding potential sales of Products outside the Territory.

2.5 Discontinuation.  EMS, in its sole discretion, shall have the right to discontinue the marketing, production, distribution of any or all of a Product Line at any time during the term of this Agreement, provided that EMS gives thirty (30) days prior written notice to DOT VN.  EMS shall be under no obligation to continue the production of any Products, except as per orders accepted and confirmed by EMS.  EMS may modify, replace, and improve Products, at EMS’ discretion, without prior notice and/or liability to DOT VN, but shall give thirty (30) days prior written notice to DOT VN of a price adjustment resulting from any such modication, replacement, improvement or otherwise.

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ARTICLE 3
GENERAL OBLIGATION OF DOT VN

3.1 Legal Requirements. DOT VN shall take all reasonable steps to accomplish all national and local legal requirements applicable to the importation and sale of the Product as well as any other activity associated with the importation and sale of the Product, including registration, certification and licensing of Product in Territory, as necessary, and shall provide such related documents to EMS upon request.  EMS retains all such rights, title, and interest in and concerning such rights after Product is so registered. DOT VN will keep EMS updated as to the process and timing. DOT VN is liable for all irregularities and fines attributable to DOT VN’s importation and/or sale of the Product. DOT VN agrees to comply with all intellectual property requirements as set forth in Section 9 of this agreement.

3.2. Assignment or Abandonment.  DOT VN may not abandon its obligations or transfer /assign to third party the rights and obligations originated from this Agreement, without prior written authorization of EMS.   Notwithstanding, nothing herein shall be construed to restrict DOT VN’s right to employ or utilize subcontractors in connection with Product installation or customer service.  DOT VN remains fully liable under this Agreement for any third party engaged by DOT VN to commercially or technically support the sale and distribution of the Product.

3.3. Competition.  DOT VN will not promote trade, represent or distribute, directly or indirectly, in its own name or through third parties other goods that compete directly with the Products supplied by EMS during the term of the Agreement.

3.4 Costs.  DOT VN shall be responsible for all costs and expenses incurred directly or indirectly, from the activities of DOT VN and may not seek from EMS any type of reimbursement or payment for its activities except in situations of gross negligence or malfeasance by EMS. In addition to Dot VN List Price, the amount of any present or future duty, tariff, tax, fee or charge applicable to the importation, handling, transportation, purchase, use or sale of Products shall be paid by DOT VN except where law otherwise provides, in which event the amount of such duties, tariffs, taxes, fees or charges shall be added to the then current Dot VN List Price.

3.5  Local Presence.  DOT VN must maintain an office in the Territory and comply with all applicable national and local legal requirements for maintaining such office.

3.6 Marketing.  DOT VN agrees to use best efforts to solicit, market and distribute Products in order to meet the Quotas.DOT VN agrees to advertise Products and to distribute literature and catalogues and to do such other tasks as are reasonably  necessary to maintain the goodwill of customers within the Territory, and to maintain at all times sufficiently trained sales and technical personnel to enable DOT VN to perform its obligations under this Agreement. EMS agrees to provide DOT VN with all formally released content, sales, marketing and training material written in the English languge, including software versions for DOT VN to translate, at its expense, into materials for the local market. EMS will continually under the term of this agreement provide DOT VN with updates to such marketing material within three (3) days of publication. DOT VN agrees to promote the Product at key marketing events in territory.

3.7 Compliance.  DOT VN agrees (i) not to make nor permit any of its employees, agents, sales representatives or subcontractors to make any representation or warranty with respect to or otherwise describe any Products distributed and sold hereunder except in strict accordance with literature relating thereto and written descriptions thereof; (ii) that compliance with all applicable laws and regulations and the accurate translation of any descriptive or operational literature, including the expense thereof, shall be DOT VN’s sole responsibility; (iii) not to do anything in violation of the U.S. Import and Export Administration statutes and regulations, or similar laws and regulations within the Territory; (iv) to comply with all laws applicable to the performance of the Agreement, including the Foreign Corrupt Practices Act (15 USC 78 et seq.); and (v) to immediately bring to the attention of EMS any improper or wrongful use in the Territory of EMS’ patents, trademarks, copyrights, emblems, designs, models or similar industrial or commercial rights which come to DOT VN’s notice.

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3.8.    Pricing.  DOT VN shall have discretion to establish Product pricing within the Territory.

ARTICLE 4
ORDERS FOR PRODUCTS

4.1 Purchase Orders.  DOT VN shall submit purchase orders for the products to EMS in writing or by facsimile which shall set forth at a minimum:

4.1.1	An identification of the Products ordered and intended customers,

4.1.2	Quantity,

4.1.3	Requested delivery dates, and

4.1.4	Shipping instructions and shipping address.

4.1.5	Payment and credit terms.

Upon receipt of a DOT VN purchase order, EMS shall respond in writing by either accepting the order as received or modifing the terms of the purchase order.  No purchase order shall be deemed accepted unless and until each party has confirmed in writing their respective acceptance.  The terms and conditions of this Agreement shall apply to and govern all orders for Products submitted to EMS by DOT VN.  Nothing contained in any such orders shall in any way modify such terms and conditions or add any additional terms and conditions except as otherwise agreed to in writing by the parties hereto.  In the event of any conflicting terms between any purchase order and this Agreement, the terms and conditions set forth herein shall control.

4.2 Delivery Terms.  Products will be delivered FOB common carrier at EMS’ facility on the date specified on an accepted purchase order. EMS shall inform DOT VN of any delay in shipment of Products under accepted purchase orders. If such unexpected delays exceeding 30 days occur DOT VN shall have the right to cancel such accepted but delayed purchase order.

ARTICLE 5
PRICES AND PAYMENT

5.1 Prices. The EMS List Price and related discount to DOT VN for distribution of the Product is expressed in Exhibit A.

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5.2  Price Changes. EMS shall inform DOT VN of any price changes at least 30 days before such pricing comes into effect. DOT VN shall during the term of this Agreement be eligible for lowest pricing of the Product offered by EMS to any channel partner in Viet Nam, subject to related volume and quota requirements to be elgible for such lower price level.

(a) Price Increase. In the event EMS increases the price for any EMS Product, the increase shall apply to: any order received by EMS after the effective date of the increase; provided, however, that any order or portion thereof transmitted by DOT VN prior to EMS’ announcement of the increase and affected thereby, may be cancelled without penalty by DOT VN by written notice to EMS within ten (10) days of such announcement.

(c) Price Decrease. In the event that EMS decreases the price for any EMS Product, the decrease shall apply to all units of such product that remain unshipped and to future Products ordered.

5.3 Payment Terms.  All payments hereunder shall be made on the terms contained in each accepted purchase order in U.S. Dollars.

5.4 Record-keeping.  DOT VN agrees to keep accurate records of sales, revenues received, discounts provided, and resale customers related to and from the distribution of Products during the term of this Agreement and for a period of twelve (12) months thereafter (the “Reporting Period”).  During the Reporting Period, DOT VN agrees to provide a copy of such report monthly to EMS.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties by EMS.

6.1.1 Organization.  EMS is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Arizona.

6.1.2 Authority; Consents and Approvals; No Violations. EMS has the full corporate power and authority and legal right to execute and deliver this Agreement, and otherwise to perform its obligations hereunder. This Agreement has been validly executed and delivered by EMS and will constitute a valid and binding obligation of EMS enforceable in accordance with its terms, except to the extent such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws  affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of EMS’ Articles of Organization or Operating Agreement or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which EMS is a party, or by which it or any of its assets are bound.

6.1.3 Intellectual Property. EMS warrants and represents that the exercise of any rights by DOT VN in accordance with this Agreement will not infringe upon the any right of any third party.

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EMS further represents and warrants that:

(1)	To the best of EMS’ knowledge, all intellectual property that EMS uses and provides to DOT VN does not infringe any patent, trademark, trade name, copyright or title.

(2)
EMS has taken all reasonable steps to secure such licenses and/or patents,  trademarks, trade name or copyright related to the production, sale and operation of the Products, except thosed required to be obtained by DOT VN.

(3)
Unless otherwise expressly provided in writing prior to delivery of the Prodcuts, EMS is the sole owner of all Products provided to DOT VN, and no rights have been granted, or will be granted in the Products that are inconsistent with the rights granted in this Agreement.

(4)	EMS grants and assigns to DOT VN, to the extent allowed by law or contract, the benefit of all warranties and representations made for EMS’ benefit by any third party with respect to the Products.

(5)
That there are no liens, encumbrances and/or obligations in connection with the Products, the technology upon which the Products are based or any of the intellectual property of EMS that will have a materially adverse effect on the consummation of the transactions contemplated hereby.

6.2 Representations and Warranties by DOT VN.

6.2.1 Organization.  DOT VN is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

6.2.2 Authority; Consents and Approvals; No Violations.  DOT VN has the full corporate power and authority and legal right to execute and deliver this Agreement, and otherwise to perform its obligations hereunder. This Agreement has been validly executed and delivered by DOT VN and will constitute a valid and binding obligation of DOT VN enforceable in accordance with its terms, except to the extent such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws  affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of DOT VN's Certificate of Incorporation or Bylaws or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which DOT VN is a party, or by which it or any of its assets are bound.

6.2.3 Authority in Viet Nam and the Territory.  DOT VN, or a wholly owned subsidiary thereof have the power, authority and legal right to conduct business in the Territory and are and shall remain in good standing in all jurisdictions in which they conduct business.

6.2.4 Incorporation of Article 3.  The terms and provisions of Articles 3.1 through 3.7 are incorporated herein as representations and warranties.

ARTICLE 7
ACCEPTANCE AND WARRANTY

7.1 Acceptance of Products.  In the event of any shortage or discrepancy in or to a shipment of Products, DOT VN shall promptly report the same to EMS and furnish such written evidence or other documentation.  Upon notice of such shortage or discrepancy, EMS shall promptly investigate the same and to the extent the shortage or discrepancy is due to EMS’ negligence, EMS shall promptly deliver additional or substitute Products to DOT VN in accordance with the delivery procedures set forth herein and bear all costs associated with such remedy.

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7.2 Product Warranty.  EMS warrants for a period of one (1) year after the date of receipt in accordance with Article 4.2 hereof that the Products shall be free from defects in material and workmanship per EMS’ standard warranty, as set forth in Exhibit D, EMS shall, in the event of breach and at no charge to DOT VN either repair the Product or provide conforming replacement or substitute Products. The Warranty will be provided in accordance to EMS’ standard terms and conditions in effect at a given time

7.3 Technical Support and Training.  DOT VN shall be responsible for level 1 and level 2 support, and EMS shall be responsible for level three support according to Exhibit C.  EMS will train the DOT VN staff to provide level 1 and 2 service per Exhibit C. Such training can be scheduled at the DOT VN site in San Diego or in Vietnam as needed but with 15 days notice by DOT VN to EMS. EMS shall provide training to DOT VN Trainers and other personnel at site in Territory upon first delivery of trial equipment and second, upon shipment of first commercial purchase order or as otherwise agreed with DOT VN.

7.4 EMS Additional Obligations.  In addition to any other obligations contained in this Agreement, EMS agrees that it shall: a) promptly respond to all inquires concerning specifications and other engineering or technical questions about EMS Products; b) advise DOT VN of current production times and schedules; c) promptly review and either accept or reject orders submitted by DOT VN with an explanation for any rejections; d) provide DOT VN with a 30 day notice of changes to the EMS List Prices; and e) provide or cause to be provided personnel and parts to honor the EMS warranty.

7.5 Disclaimer.  IT IS EXPRESSLY AGREED THAT THE WARRANTY SET FORTH HEREIN AND ON EXHIBIT D SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF DOT VN, ITS CUSTOMERS AND END USERS.  UNDER NO CIRCUMSTANCES SHALL EMS BE LIABLE FOR ANY COSTS, LOSS, EXPENSE, DAMAGES, SPECIAL DAMAGES, INCIDENTAL DAMAGES OR CONSEQUENTIAL DAMAGES ARISING DIRECTLY OR INDIRECTLY FROM THE DESIGN, MANUFACTURE, SALE, USE OR REPAIR  OF PRODUCTS, WHETHER BASED UPON WARRANTY, CONTRACT, NEGLIGENCE OR STRICT LIABILITY.  IN NO EVENT WILL LIABILITY EXCEED THE DOT VN LIST PRICE OF THE APPLICABLE PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PRODUCTS ARE PROVIDED ON AN “AS IS” BASIS.  THE WARRANTY AND LIMITS OF LIABILITY CONTAINED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES AND LIABILITIES, EXPRESSED OR IMPLIED ARISING BY LAW, CUSTOM, BY ORAL OR WRITTEN STATEMENTS.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE, AND ANY DUTIES OF LACK OF NEGLIGENCE OR WORKMANLIKE EFFORT ARE HEREBY DISCLAIMED BY EMS, ITS LICENSORS AND REPRESENTATIVES.

ARTICLE 8
CONFIDENTIALITY

8.1   Acknowledgment.  Both Parties acknowledge and agree that both the DOT VN Information and the EMS Information (collectively the “Information”) is confidential and proprietary.  The Parties agree not to use the Information during the term of this Agreement for any purpose other than as permitted or required for the performance by each Party hereunder.  The Parties further agree not to disclose or provide any such Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors, or consultants during the term hereof.  Nothing contained herein shall prevent either Party from using disclosing or authorizing the disclosure of any Information which (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was independently developed by the receiving party without any use of the Information; or (iii) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise  not in violation of the disclosing party's rights.  In addition, the receiving party may disclose the other party’s Information as required under applicable law or regulation, including rules of any applicable securities exchange, or pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party will provide prompt prior notice of such disclosure to the disclosing party to enable the disclosing party to seek a protective order or otherwise restrict such disclosure.

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ARTICLE 9
INTELLECTUAL PROPERTY

9.1 Use of Trademarks.  EMS hereby grants to DOT VN a non-exclusive, and royalty-free right and license to use the EMS trademarks specified in Exhibit E attached hereto, as such Exhibit may be modified by EMS from time to time during the term of this Agreement, in connection with the sale or other distribution, promotion, advertising and maintenance of the Products in the Territory.  EMS does further grant DOT VN the right to allow resellers, sub-distributors or agents of DOT VN (colletively “Agents”) to use EMS trademarks in furtherance of marketing, promotion and sale of EMS Products in the Territory so long as such Agents agree in writing to the terms of Articles 3.7, 9.1, 9.3 and 9.4.

9.2 Registration and IP Protection. EMS shall use best efforts to register the EMS Intellectual Property specified in Exhibit E, as such Exhibit may be modified during the term of this Agreement, in such jurisdictions in which EMS determines that registration is necessary or useful to the successful distribution of Products.  In addition, in the event EMS believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by DOT VN of any of EMS’ trademarks pursuant to this Agreement, the parties shall fully cooperate to do so. All expenses relating to the registration of EMS’ trademarks in the Territory as well as the making of any filing or obtaining any governmental approvals for the use by DOT VN of EMS’ trademarks shall be borne by EMS.

9.3 Termination of Use. DOT VN acknowledges EMS’ proprietary rights in and to EMS’ trademarks and trade names and DOT VN hereby waives all rights to any trademarks, trade names, and logotypes now or hereafter solely originated or licensed by EMS.

9.4 Ownership.  DOT VN agrees not to modify, adapt, prepare derivative works from, decompile, or disassemble the Products.  DOT VN further agrees not to, at any time, remove, obscure, or alter EMS’ copyright notice, logos, trademarks, or other proprietary rights notices affixed to or contained within the Products, subject to agreement by the Parties to rebrand the Products in the Territories.  Other than as permitted herein, DOT VN will not display or otherwise use, remove, obscure, alter or permit any person or entity under its control to display or otherwise use remove, obscure, alter any of the trademarks, service marks, trade names, copyrights or other proprietary designations, or any DOT VNiations or combinations thereof, owned by EMS, without the prior express written consent of EMS.   DOT VN will send for appropriate approval, prior to the use of any trademark, service mark, trade name, copyright or proprietary designation, or any DOT VNiation or combination thereof, a sample of each letterhead, invoice, price list, label, packaging material, sign, brochure, and all other advertising, promotional, printed or other material displaying or otherwise using the trademark, trade name, service mark, copyright or other proprietary designation, or combination or DOT VNiation thereof, and will display or otherwise use only such material as EMS appropriately consents in writing to be displayed or otherwise used.  Any such approval shall not grant to DOT VN, by implication or otherwise, any ownership or other intellectual property right in or to such trademarks, service marks, trade names or other intellectual property rights owned or controlled by EMS.

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ARTICLE 10
INDEMNIFICATION

10.1 EMS’ Obligations.  EMS shall, at its own expense, defend any suit instituted against DOT VN which is based on any allegation that any Products manufactured by EMS and sold to DOT VN hereunder injure or cause harm to a consumer of EMS’ Products due to product defect unless caused by DOT VN.  EMS shall further defend DOT VN against any suit instituted against DOT VN which is based on any allegation that any Products manufactured by EMS and sold to DOT VN hereunder constitute an infringement of any patent unless such Products are modified by DOT VN or its customers, agents, subdistributors or resellers.  EMS shall indemnify DOT VN against any award of damage and costs made against DOT VN by a final judgment of a court of last resort due to the breach of any representation, warranty or covenant in this Agreement by EMS, or if it is determined that any injury or patent infringement has resulted from the action or omission of action by EMS, unless caused by the gross negligence or intentional misconduct of DOT VN.

10.2 Dot VN’s Obligations.  DOT VN shall, at its own expense, defend any suit instituted against EMS which is based on any allegation that any Products sold by DOT VN hereunder injure or cause harm to a consumer of EMS’ Products due to action or omission of action by DOT VN.  DOT VN shall further defend EMS against any suit instituted against EMS which is based on any allegation that any Products manufactured by EMS and sold to DOT VN hereunder constitute an infringement of any trade mark, trade name, logotype or brand name originated by DOT VN.  DOT VN shall indemnify EMS against any award of damage and costs made against EMS by a final judgment of a court of last resort due to the breach of any representation, warranty or covenant in this Agreement by DOT VN, or if it is determined that any injury or trademark infringement has resulted from the action or omission of action by DOT VN, unless caused by the gross negligence of intentional misconduct of EMS.

ARTICLE 11
TERM AND TERMINATION

11.1 Term.  This Agreement shall take effect  in Territory as of the Effective Date and shall continue for a period of five (5) years.  Thereafter, this Agreement shall be renewed  anually, one year at a time, provided that Parties have given each other mutual renewal notice. Such notice of renewal shall be presented and confirmed in writing or facsimile  no later than   sixty  (60) days prior to the end of the term of this Agreement, as long as next year’s quota in Vietnam is mutually agreed to EMS at such time of renewal.

11.2 Termination. Notwithstanding the provisions of Article 11.1 above, this Agreement may be terminated in accordance with the following provisions:

11.2.1  Either party hereto may terminate this Agreement at anytime by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of its creditors, go into liquidation or receivership; or otherwise lose legal control of its business or should the other party or a substantial part of its business come under the control of a third party

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11.2.2  Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six (6) months as provided in Article 12.2 below;

11.2.3  Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement  and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the non-breaching party;

11.2.4  Either party may terminate this Agreement on sixty (60) days prior written notice, provided that, upon termination all obligations pursuant to an issued and accepted PO shall remain in full force and effect.

11.3 Rights and Obligations upon Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligation:

11.3.1 Termination of the Agreement shall not release either party from the obligation to make payment on all amounts due as of the date of Termination or due with respect to delivered or pending orders, but shall release DOT VN of any further obligation to purchase Products.  Termination shall not release EMS from fulfilling accepted and confirmed purchase orders;

11.3.2 EMS shall have the right, at its option, to repurchase any part or all of DOT VN’s inventory of Products, not committed or sold to a customer, in DOT VN’S possession as of the termination date at EMS’ invoiced price, less any amount for excessive wear and tear, plus freight to the original port of origin.

11.3.3 DOT VN’S obligations pursuant to Article 8 hereof, as well as the Representations and Warranties given by each party, shall survive the termination of this agreement;

11.3.4 Upon termination of this Agreement, DOT VN will cease to display or otherwise use all trademarks, service marks, trade names, copyrights, other proprietary designations, and DOT VNiations and combinations thereof, for which consent to display or otherwise use was granted, and will deliver to EMS or destroy them, at EMS’ sole discretion, free of any charge, all materials of any type or kind displaying or otherwise using the same which are in DOT VN’s control.

ARTICLE 12
FORCE MAJEURE

12.1 Definition.  Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, terrorism, lockouts, slowdowns, prolongs shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.  It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any export license legally required for the fulfillment by EMS of its obligations hereunder shall constitute an event of Force Majeure.

12.2 Notice.  Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.  Such notice shall include a description of the event of Force Majeure, and its cause and possible consequences.  The party claim Force Majeure shall promptly notify the other party of the termination of such event.

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12.3 Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

12.4 Termination.  Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party except for payments due to such date, upon giving written notice to the other party.

ARTICLE 13
FUTURE ENDEAVORS.

13.1 EMS will allow DOT VN the right to bid/negotiate for manufacturing, service and repair rights on a good faith basis and with respect to opportunities to manufacture the Products outside the United States.

ARTICLE 14
MISCELLANEOUS

14.1 Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor. Any place or places of business maintained by DOT VN in connection with the performance of this Agreement shall be maintained at DOT VN’s own name.  DOT VN agrees to indemnify, defend and hold EMS harmless from any and all claims against EMS from DOT VN’s acts or failure to act when required to do so.

14.2 Assignment.  Neither party shall have the right to assign or to otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party.  Further any successor in interest by merger, operation of law, assignment, purchase or otherwise of the entire party shall acquire all rights and obligations of such party hereunder.  Any prohibited assignment shall be null and void. If such other party consents as stated above,any potential assignee must agree to abide by the terms and conditions of this Agreement. "Assignment" shall be deemed to include the transfer of substantially all the assets of, or majority interest in the voting stock of, either party, or the merger of either party with one or more third parties.

CONFIDENTIAL

14.3 Disputes.   In the event of any dispute, the parties respective decision makers agree to meet within ten (10) business days and in good faith seek an informal resolution of the disputed issue.   If no resolution is reached, the parties agree to submit any claim, dispute or controversy (“Claim”) against the other, or against the employees, agents or assigns of the other, arising from or relating in any way to this Agreement, including Claims regarding the applicability of this arbitration clause or the validity of the entire Agreement, to binding arbitration to be administered by the American Arbitration Association, unless the parties otherwise agree.   The sole arbitrator shall have the power to determine issues of arbitrability, and shall apply the laws of the State of Arizona, except for, and limited only to claims or issues where Arizona law is preempted by federal statute.  All other issues shall be governed by applicable Arizona law, excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws.    If the parties cannot agree on a single arbitrator, a panel of 3 arbitrators shall be employed, the parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third “independent” arbitrator.   All arbitrators must either be licensed attorneys or retired judges.   The parties shall have right to full discovery to the extent permitted by the Arizona Rules of Civil Procedure and Arizona Rules of Court applicable to judicial arbitrations.  The arbitrator(s) shall be empowered to appoint experts and/or consultants, resolve discovery disputes grant equitable relief, compensatory and punitive damages, and grant any relief a party could obtain in an action initiated in the an Arizona Superior Court, proceed ex-parte should one party fail to appear, and grant any other type of relief appropriate to the particular circumstances.  The arbitrator shall have the power to award the prevailing party its litigation expenses including reasonable attorneys fees and costs, and expert witness fees.   The hearing shall take place within 6 months of submission to arbitration.   No pre-hearing motions may be filed, other than with respect to requests for injunctive relief and discovery disputes.   The  arbitration hearing will be held in Phoenix, Arizona.  Judgment may be entered in any court of competent jurisdiction.   The parties agree that all proceedings are confidential until 30 days after the award is made.  In the event the losing party fully complies with all aspects of any adverse decision, including payment of all amounts awarded to the other party, the matter shall be sealed and remain confidential in perpetuity.

14.4 Amendment.  This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto, or their respective permitted successors in interest. Exhibits may be updated continuously after agreement and signature by both parties.

14.5 Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  In addition, no such written waiver or estoppel that is in effect shall be deemed to be a continuing waiver unless specifically stated therein, shall operate only as to the specific term or condition waived and shall not constitute a waiver as to any act other than that specifically waived or as to any term, condition or obligation that comes into effect subsequent to the written waiver.

14.6 Agreement in Counterparts.  This Agreement may be executed in counterparts, each of which thus executed shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement, binding upon the parties hereto, their administrators, successors and permitted assigns.

14.7 Severability.  If any provision of this Agreement, or the application thereof, shall be determined by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement shall remain in full force and effect between the parties to the greatest extent permitted by law unless the invalidity or unenforceability of such provision or provisions destroys or materially impairs the basis of the bargain between the parties as contained in this Agreement.

14.8 Captions; References.  Article and paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Whenever the terms "hereof", "hereby", "herein" or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular paragraph or provision, unless the context specifically indicates to the contrary.  Any reference to a particular or "Paragraph" or “Article” shall be construed as referring to the indicated paragraph or section of this Agreement unless the context specifically indicates to the contrary.

CONFIDENTIAL

14.9 Notices. Any notice, direction or other instrument required or permitted to be given under or in connection with this Agreement shall be effective when either delivered personally, mailed by certified mail, return receipt requested (with postage prepaid), to the addresses listed below, or deposited with Federal Express or other reputable courier (with fee prepaid) for overnight delivery to the addresses listed below:

If to DOT VN:

DOT VN, INC.
Attn: Legal Department
9449 Balboa Avenue, Suite 114
San Diego, CA 92123

If to EMS:

Elliptical Mobile Solutions, LLC
465 East Chilton Drive
Chandler, AZ 85225

Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its new address, as so noticed.

14.10 Entire Agreement.  The parties have read this Agreement and agree to be bound by its terms, and further agree that it and the Exhibits attached hereto and incorporated herein constitute the complete and entire Agreement of the parties and supersedes all previous and contemporaneous communications, oral, implied or written, and all other communications between them relating to the subject matter thereof.  No representations or statements of any kind in relation to the subject matter hereof made by either party, which are not expressly stated herein, shall be binding on such party.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, thereunto duly authorized on the day and year above written.

ELLIPTICAL MOBILE SOLUTIONS, LLC	DOT VN, INC.

/s/ Bill Stockwell	/s/ Lee Johnson
By: Bill Stockwell	By: Lee Johnson
Its: Chief Executive Officer	Its: President